                                                                     Exhibit 8.2

                                                               6225 Smith Avenue
                                                  Baltimore, Maryland 21209-3600
                                              main 410.580.3000 fax 410.580.3001



                                 April 8, 2003

Merry Land Properties, Inc.
209 Seventh Street
Suite 300
Augusta, Georgia 30901

          Re: Federal Income Tax Consequences of the Merger of Merry Land Properties, Inc. with and into Cornerstone Acquisition, Inc.

Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax consequences of the consummation of the transactions contemplated by an Agreement and Plan of Merger among Cornerstone Realty Income Trust, Inc., a Virginia corporation ("Cornerstone"), Cornerstone Acquisition, Inc., a Georgia corporation ("Acquisition"), and Merry Land Properties, Inc., a Georgia corporation ("Merry Land"), dated as of February 19, 2003 (the "Agreement"). Pursuant to the Agreement, Merry Land will merge with and into Acquisition, with Acquisition surviving the merger (the "Merger"). We are issuing this opinion pursuant to section 6.3(e) of the Agreement and in connection with the description of certain United States federal income tax consequences of the Merger contained in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4, as filed by Cornerstone with the Securities and Exchange Commission, to be filed on or about April 8, 2003 (the "Proxy Statement").

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as counsel to Merry Land in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

          1. The Agreement;

          2. The Tax Opinion Certificates of certain Merry Land shareholders dated April 7, 2003 and April 8, 2003;

          3. The Tax Opinion Certificate of Merry Land dated April 8, 2003;

          4. The Tax Opinion Certificate of Cornerstone dated April 8, 2003;
             and

                                                     Merry Land Properties, Inc.
                                                                  April 8, 2003
                                                                          Page 2


          5. Such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon without any independent investigation or review thereof) that:

          1. All documents submitted to us are authentic originals, or if submitted as photocopies or facsimiles, faithfully reproduce the originals thereof;

          2. All such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms;

          3. All documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below, and that were given or dated earlier than the date of this letter, continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter; and

          4. The Merger will be effective under applicable state law.

We are relying on the foregoing assumptions without any independent investigation or review thereof.

     Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a reorganization under Section 368(a)(1)(A) of the Code and that each of Cornerstone and Merry Land will be a party to the reorganization.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, applicable published rulings and procedures of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to Cornerstone, Merry Land and Merry Land shareholders. In addition, as noted above, our opinion is based solely on the documents we have examined, the additional information we have obtained, and the representations that are being made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information are, or later become, inaccurate or if any of the representations made to us are, or later become, inaccurate.

                                                     Merry Land Properties, Inc.
                                                                  April 8, 2003
                                                                          Page 3

     Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, to any party of the Merger or of any transactions related to the Merger or contemplated by the Agreement. This opinion is being furnished to you only in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose or by any other party.

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the references to our firm in connection with the description of certain United States federal income tax consequences of the Merger contained in the Proxy Statement. In consenting to such references to our firm, we have not certified any part of the Registration Statement, and such consent does not establish that we come within the categories of persons whose consent is required under section 7 of the Securities Act of 1933 or under the rules and regulations of the SEC issued thereunder.

                                                     Very truly yours,

                                                     /s/ Piper Rudnick LLP

                                        3